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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                 SCHEDULE 14D-9
                Solicitation/Recommendation Statement Pursuant to
             Section 14(d)(4) of the Securities Exchange Act of 1934

                            KIEWIT MATERIALS COMPANY
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                            (Name of Subject Company)

                            KIEWIT MATERIALS COMPANY
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                      (Name of Person(s) Filing Statement)

                     Common Stock, Par Value $0.01 Per Share
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                         (Title of Class of Securities)

                                  US49387R1005
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                      (CUSIP Number of Class of Securities)

                                 Mark E. Belmont
                       Vice President and General Counsel
                            Kiewit Materials Company
                                1100 Kiewit Plaza
                              Omaha, Nebraska 68131
                                 (402) 536-3661
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           (Name, Address and Telephone Number of Person Authorized to
 Receive Notice and Communications on Behalf of the Person(s) Filing Statement)

                                   Copies to:

                              David K. Boston, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019
                                 (212) 728-8000
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[X]  Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


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     The following document is filed hereby pursuant to Rule 14d-9(a):

     Exhibit No.     Description of Exhibit
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     99.1            Press Release issued by Kiewit Materials Company on
                     July 10, 2002